Management Services Agreement

This Management Services Agreement (this “Agreement”) is entered between 1347 Advisors LLC, a Delaware limited liability company (“1347 Advisors”), and United Insurance Management, L.C., a Florida limited liability company (“UIM”), and is effective August 29, 2011 (the “Effective Date”).
Recitals

WHEREAS, UIM has determined that it would be in its best interests to engage a manager to perform the Services (as defined below); and
WHEREAS, 1347 Advisors has agreed to perform the Services on the terms and conditions set forth herein;
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, hereby agree as follows:
1.Executive Services. Subject always to the oversight and supervision of the Board of Directors of UIHC (the “Board”), and the terms and conditions of this Agreement, during the Term (as defined below), and at the election of the Board, 1347 Advisors shall cause Hassan Raza Baqar or his successor, as applicable (the “Executive”) to serve as interim Chief Financial Officer of UIHC (“Interim CFO”), who shall report to the Chief Executive Officer of UIHC (the “CEO”), and to the Board and its committees. 1347 Advisors shall cause Executive to perform such duties as are typically performed by the Chief Financial Officer of a public company (the “Executive Services”), including, without limitation, those duties described in Addendum A, consistent with applicable corporate governance, legal and regulatory requirements. No Executive Services to be provided by Executive may be subcontracted by 1347 Advisors to another Person without the prior written consent of UIM. In the event that the Executive is unable or unwilling to serve as Interim CFO, 1347 Advisors shall promptly recommend to the Board one or more other employees or contractors of 1347 Advisors, each of whom is competent and knowledgeable regarding the Executive Services, for appointment by the Board as successor Interim CFO hereunder.
2.    Corporate Management Services. Subject always to the oversight and supervision of the Board and the terms and conditions of this Agreement, during the Term, 1347 Advisors shall provide the following services (the “Corporate Management Services” and together with the Executive Services, the “Services”) to and for the benefit of United:
a.    analysis and forecasting activity;
b.    analysis of capital structure and stockholder liquidity; and
c.    the actuarial services described in Addendum B.
3.    Insurance Regulatory Requirements. 1347 Advisors shall cause any individual who will serve as an officer or director of UIHC or United Property and Casualty Insurance Company (“UPC”) under the terms of this Agreement to timely submit to the Florida Office of Insurance Regulation a biographical affidavit, fingerprints and background investigation report for approval by such office as required by applicable regulatory requirements (“OIR Approval”). 1347 Advisors acknowledges and agrees that as a condition to serving as an officer or director of UIHC or UPC, any such individual must not have been found guilty of, or have pleaded guilty or nolo contendere to, a felony or a misdemeanor other than a minor traffic violation, without regard to whether judgment of conviction was entered by the court, unless such individual is cleared by the Florida Office of Insurance Regulation to serve as an officer or director of an insurer or controlling person of an insurer.
4.    Compensation and Reimbursement of Expenses.
a.    Monthly Consulting Fee. Commencing on the Effective Date, as compensation for the Services, UIM shall pay 1347 Advisors a monthly consulting fee of $60,000 (the “Consulting Fee”), payable in advance on the 29th day of each month. To the extent required for United to comply with the requirements of applicable law, including federal securities laws, 1347 Advisors shall disclose to the Board the amount of remuneration paid to (i) the Executive for serving as Interim CFO and (ii) any other person providing services to United pursuant to this Agreement.
b.    Expenses. In addition to the Consulting Fee, UIM shall reimburse 1347 Advisors for all reasonable out-of-pocket expenses directly incurred by 1347 Advisors in connection with its engagement hereunder, provided that such expenses will not exceed a cumulative total of $25,000.00 during any three-month period, unless authorized in writing by UIM. 1347 Advisors shall bill UIM monthly for reimbursement of expenses, which bills shall be due and payable within thirty (30) days of receipt by UIM and shall include copies of reasonable documentation of all expenses included thereon. Notwithstanding anything to the contrary herein (i) each party shall pay its own expenses in connection with the negotiation and execution of this Agreement, (ii) expenses of the Interim CFO and his or her staff, shall be in accordance with the expense reimbursement policies of United for its executive officers and employees, as applicable, or as otherwise approved by the compensation committee of UIHC’s Board and (iii) United shall not be obligated or responsible for reimbursing or otherwise paying for any costs or expenses relating to 1347 Advisors’ overhead or any other costs and expenses relating to the conduct or maintenance of its business and operations as a provider of services.
c.    Currency and Late Fees. All amounts in this Agreement are stated, and shall be payable, in United States dollars. Any amounts payable by UIM under this Agreement which are not paid when due shall bear interest from the due date until paid at a monthly rate of 1.5%.
5.    Term.
a.    General. The term of this Agreement shall be for an initial period of six months commencing as of August 29, 2011 (the “Effective Date”) and ending February 28, 2012, unless terminated prior to such date pursuant to any other provisions of this Agreement (the “Term”). The Term shall be automatically extended for successive three-month periods.
b.    Termination. Notwithstanding the provisions of Section 3(a) above, this Agreement shall terminate:
i.    upon any date mutually agreed to by 1347 Advisors and UIM in writing;
ii.    if either party notifies the other party in writing of its desire to terminate this Agreement for any or no reason (a “Valid Termination Notice”), in which case (A) if the Valid Termination Notice is received by the non-terminating party during the first 29 days of any calendar quarter, this Agreement shall terminate on the last day of such calendar quarter and (B) if the Valid Termination Notice is received by the non-terminating party after the 29th day of any calendar quarter, this Agreement shall terminate 60 days following the non-terminating party’s receipt of the Valid Termination Notice;
iii.    10 days after UIM receives written notice from 1347 Advisors that UIM has failed to make any payment to 1347 Advisors due hereunder, unless UIM has fully paid such overdue payment within such 10 days;
iv.    if either party fails to observe or perform any material provision of this Agreement required to be observed or performed by such party, and such failure shall continue for 30 days after the non-defaulting party provides written notice thereof to the defaulting party (unless such failure is not capable of being cured, in which case, this Agreement shall terminate on the date that the defaulting party receives such notice);
v.    automatically, without any action or notice to either party upon the consummation of a Change of Control;
vi.    if either party or the ultimate parent company of such party dissolves or voluntarily files a petition in bankruptcy or makes an assignment for the benefit of creditors or otherwise seeks relief from creditors under any federal or state bankruptcy, insolvency, reorganization or moratorium statute, or either party or the ultimate parent company of such party is the subject of an involuntary petition in bankruptcy that is not set aside within 60 days of its filing; or
vii.    if the Board votes to terminate this Agreement for any of the following reasons, this Agreement shall terminate on the date UIM provides written notice thereof to 1347 Advisors: (A) 1347 Advisors or any of its Representatives providing Services (x) acted with negligence, willful misconduct, bad faith or reckless disregard in performing its duties and obligations under this Agreement, (y) engaged in fraudulent or dishonest acts in connection with the business and operations of United, or (z) has been convicted of a felony under federal or state law; (B) the Interim CFO (x) at any time, does not have OIR Approval if required by applicable law or (y) is unable or unwilling to provide the Executive Services and 1347 Advisors has not recommended a replacement candidate that has been approved by the Board or (C) a Change of Control of 1347 Advisors.
6.    Actions Upon Termination. Upon termination of this Agreement:
a.    1347 Advisors shall use commercially reasonable efforts to assist and cooperate with United to effect the transition to another administrative company if one is appointed by United to succeed 1347 Advisors, or to United, if no administrative company is appointed; and
b.    1347 Advisors shall cause all of its Representatives, including the Interim CFO, who provides Services hereunder to resign their respective positions with United and to cease working on behalf of United as of the date this Agreement terminates or such other date as mutually agreed upon between 1347 Advisors and UIM.
7.    Indemnification. UIM (the “Indemnifying Person”) shall indemnify and hold harmless 1347 Advisors and its Affiliates, their respective members, managers, directors, officers, agents, employees and controlling persons, and each of their respective successors and assigns (collectively, the “Indemnified Persons”) to the full extent permitted by applicable law from and against all out-of-pocket losses, claims, costs, expenses, damages or liabilities, including attorney fees and costs, incurred by the Indemnified Persons arising out of any action or inaction by 1347 Advisors or its Representatives taken in good faith pursuant to the terms of this Agreement; provided, however, that the Indemnifying Person shall have no obligation to indemnify the Indemnified Persons for any such losses, claims, costs, expenses, damages or liabilities determined by a court of competent final jurisdiction to have been caused by or to have resulted from the gross negligence, willful misconduct, or fraud of 1347 Advisors or its Representatives.
a.    Indemnification Procedure. After receipt by an Indemnified Person of notice of any complaint or the commencement of any action, claim, suit or proceeding, or a written threat stating an intention to commence an action, claim, suit or proceeding, with respect to which indemnification is being sought hereunder, such Indemnified Person will notify the Indemnifying Person in writing of such complaint or of the commencement of such action, claim, suit or proceeding, but failure to notify such Indemnifying Person will relieve the Indemnifying Person from any liability which it may have hereunder only if, and to the extent, that such failure results in the forfeiture by the Indemnifying Person of substantial rights and defenses, and will not in any event relieve the Indemnifying Person from any other obligation or liability that the Indemnifying Person may have to any Indemnified Person otherwise than under these indemnification provisions. If the Indemnifying Person so elects or is requested by such Indemnified Person, the Indemnifying Person will assume the defense of such action or proceeding, including the employment of counsel reasonably satisfactory to the Indemnified Person and the payment of the reasonable fees and disbursements of such counsel (including the reasonable fees and expenses of expert witnesses and consultants reasonably retained by such counsel for the defense thereof). In the event, however, such Indemnified Person has been advised by counsel in writing that having common counsel would present such counsel with a conflict of interest or if the defendants in, or targets of, any such action, claim, suit or proceeding include both an Indemnified Person and an Indemnifying Person, and Indemnified Person has been advised by counsel in writing that there are legal defenses available to it or other Indemnified Persons that are different from or in addition to those available to the Indemnifying Person, or if the Indemnifying Person fails to assume the defense of the action, claim, suit or proceeding or to employ counsel reasonably satisfactory to such Indemnified Person, in either case in a timely manner, then such Indemnified Person may employ separate counsel to represent or defend it in any such action, claim suit or proceeding and the Indemnifying Person will pay the reasonable fees and reasonable disbursements for such counsel (including all reasonable fees and expenses of expert witnesses and consultants reasonably retained by such counsel for the defense thereof); provided however, that the Indemnifying Person will not be required to pay the fees and disbursements of more than one separate counsel for all Indemnified Persons in any jurisdiction in any single action, claim, suit or proceeding. In any action, claim, suit or proceeding the defense of which the Indemnifying Person assumes, the Indemnified Person will have the right to participate in such litigation and to retain its own counsel at such Indemnified Person’s own expense. The Indemnifying Person further agrees that it will not, without the prior written consent of the Indemnified Person, settle or compromise or consent to the entry of any judgment in any pending or threatened action, claim, suit or proceeding in respect of which indemnification or contribution may be sought hereunder unless such settlement, compromise or consent includes an unconditional release of the Indemnified Persons who have not consented thereto from all liability arising out of such action, claim, suit or proceeding, which consent shall not be unreasonably withheld, conditioned or delayed.
b.    Reimbursement. Without limitation of its other obligations hereunder, the Indemnifying Person further agrees that it will promptly reimburse the Indemnified Persons for all reasonable and customary expenses (including reasonable and customary fees and reasonable and customary disbursements of counsel and any expert witnesses and consultants reasonably retained by counsel in defense of any claim) as they are incurred by such Indemnified Persons in connection with investigating, preparing for or defending, or providing evidence in, any pending or threatened action, claim, suit or proceeding in respect of which indemnification may be sought hereunder and in enforcing these indemnification provisions; provided that the Indemnifying Person receives an undertaking by or on behalf of each applicable Indemnified Person that such Indemnified Person will promptly refund to the Indemnifying Person, as a several but not joint obligation of the Indemnified Persons, with applicable interest from the date of payment to the date of refund, all expenses reimbursed by the Indemnifying Person pursuant to this paragraph in each instance where it is finally judicially determined that such Indemnified Person is not entitled to be indemnified by the Indemnifying Person pursuant to this Section 7.
c.    No Limitation. The Indemnifying Person’s indemnity, contribution, reimbursement and other obligations under these indemnification provisions shall be in addition to any liability that it may otherwise have, at common law or otherwise, and shall be binding on its successors and assigns.
d.    Survival. This Section 7 shall survive the termination of this Agreement.
8.     Network Access and Data.
a.    Network Access. In the event United grants to 1347 Advisors and its authorized Representatives access to United’s network or a network under the control of United, it merely grants 1347 Advisors a nonexclusive, revocable right, subject to the other terms of this Agreement, to obtain limited access to such network solely for purposes of providing the Services. The uses expressly permitted by United shall be the sole permitted uses of United’ s network and any data device attached thereto. In the event United provides 1347 Advisors with equipment and/or passwords to enable authorized personnel to access United’s network, 1347 Advisors shall only share such information with its Representatives on a need-to-know basis and will not share such equipment or passwords outside of 1347 Advisors. 1347 Advisors shall take commercially reasonable steps to secure physical access to any such equipment used to access United’s network and shall use passwords in compliance with United’s password policy communicated to 1347 Advisors. 1347 Advisors shall immediately notify United in the event of loss, damage or theft of any equipment used to access United’ s network or of any breach or likely breach of United’s network known to 1347 Advisors. United reserves the right to require 1347 Advisors to notify United in writing of 1347 Advisors’ Representatives who have access to United’s network.
b.    Data. United Data (as defined below) is and will remain the sole and exclusive property of United. "United Data" means any intellectual property provided by United or its agents to 1347 Advisors or its Representatives for use in connection with the Services (including intellectual property created by 1347 Advisors in performing the Services), including, but not limited to, any data, images, photographs, illustrations, logos, graphics, audio clips, video clips, text, programming, computer code, databases, information, data, metadata, and other web content (including without limitation information identifying or otherwise relating to United’s claims, agents, customers, prospective claims, agents or customers, or any employees of United). 1347 Advisors shall only use the United Data in the form provided by United and solely in connection with this Agreement. United hereby grants to 1347 Advisors, solely for the performance of the Services a non-exclusive, non-transferable, non-sublicensable right to access, operate, and use the United Data. Upon termination of this Agreement for any reason, (i) the rights granted to 1347 Advisors and its Representatives in this Section shall immediately revert to United, and (ii) 1347 Advisors shall (1) deliver to United, at no cost to United, a current copy of all United Data in the form in use as of the date of such termination and (2) completely destroy or erase all other copies of the United Data in 1347 Advisors’ or its Representatives’ possession in any form, including but not limited to electronic, hard copy or other memory device.
9.    Confidentiality. 1347 Advisors shall treat as confidential and proprietary and not disclose directly or indirectly to anyone, or use for 1347 Advisors’ benefit, except as expressly provided herein, any Proprietary Information of United except as authorized in writing by UIM. 1347 Advisors acknowledges that any damages for breach of this Section 9 may be incalculable and an insufficient remedy. Accordingly, 1347 Advisors agrees that in the event of any breach of this Section 9, United shall be entitled to equitable relief, including injunctive relief and specific performance and without the necessity of posting any bond.
a.    The term “Proprietary Information” shall refer to any information, not generally known in the relevant trade or industry, which was obtained from United, or which was learned, discovered, developed, conceived, originated or prepared during or as a result of the performance hereunder of Services and which falls within the following general categories:
i.    information relating to trade secrets of United;
ii.    information relating to existing or contemplated products, services, technology, designs, processes, formulae; computer systems, computer software, algorithms, and research or developments of United;
iii.    information relating to business plans, financial data, actuarial analysis, sales or marketing methods, methods of doing business, customer lists, customer usages and/or requirements, customer claims, names of sales representatives and agents, and vendor and supplier information of United;
iv.    information relating to proprietary or customized computer software (including all computer code and tools and documentation reasonably necessary to build or modify such code) not generally known to the public and related unpublished documentation of proprietary computer programs;
v.    information relating to new developments; and
vi.    any other information that United may wish to protect by copyright or by keeping it secret and confidential.
b.    1347 Advisors will not and will cause its Representatives not to divulge to anyone, at any time during or after the termination of the provision of Services hereunder, any Proprietary Information or any other trade secrets of United. Upon the termination of this Agreement, 1347 Advisors shall deliver to United all Proprietary Information (excluding standard, off-the-shelf and non-customized computer software and hardware systems owned by 1347 Advisors), including all notebooks, computer files and any other data in any tangible form whatsoever in relation thereto, containing, embodying or evidencing any of the Proprietary Information. 1347 Advisors shall be responsible for any breach of this Section 9 by its Representatives.
10.    Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware.
11.    Consent to Jurisdiction. Both parties submit to the exclusive jurisdiction of the Delaware Court of Chancery with respect to any disputes, claims or controversies arising from, relating to or in connection with this Agreement.
12.    EACH PARTY, ON BEHALF OF ITSELF AND ITS AFFILIATES AND SUBSIDIARIES, TO THE FULLEST EXTENT PERMITTED BY LAW, KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR OTHER LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. THE WAIVER APPLIES TO ANY ACTION OR LEGAL PROCEEDING, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES ACKNOWLEDGE THIS WAIVER OF TRIAL BY JURY BY PLACING THEIR INITIALS HERE:
____________                    ___________
    1347 Advisors                        United
13.    Notices. All notices and other communications provided for in this Agreement shall be given in writing, addressed to the recipient party as follows:
If to 1347 Advisors:        1347 Advisors LLC
150 N.W. Point Boulevard
Elk Grove Village, IL 60007
Attention: President

If to UIM:            United Insurance Holdings Corp.
360 Central Avenue, Suite 900
St. Petersburg, FL 33701
Attention: President

All notices and other communications shall be effective (i) if delivered by hand, including any overnight courier service, upon personal delivery, (ii) if delivered by mail, when deposited in the mails (by registered or certified mail, postage prepaid), and (iii) if delivered by telecopy or email, when received.

14.    Obligations Contractual in Nature. 1347 Advisors and UIM agree that each are sophisticated business enterprises that have entered into this Agreement for the specific purposes set forth herein, and the parties acknowledge and agree that their respective rights and obligations are contractual in nature. UIM further acknowledges and agrees that 1347 Advisors and its Affiliates and associates are or may be engaged in the business of investing in, acquiring and/or managing businesses for their own respective accounts and for the account of other unaffiliated parties and that no aspect or element of these activities will be deemed to be engaged in for the benefit of United nor to constitute a conflict of interest or breach of any duty hereunder unless specifically prohibited by this Agreement. Notwithstanding anything to the contrary contained herein, 1347 Advisors agrees to submit (and to cause its Representatives performing Services to submit) to United all business, commercial and investment opportunities presented to 1347 Advisors or such Representatives that relate to the business of writing homeowners’ insurance policies (the “Business”) in Florida and South Carolina (collectively, the “Territory”) and, unless approved by UIM in writing, 1347 Advisors shall not (and shall cause such Representatives not to) pursue, directly or indirectly, any such opportunities on its or its Affiliate’s own behalf. Nothing in this Section 14 shall be deemed to create any affirmative duty to seek out such opportunities nor to obligate any Person to violate any law, breach any contractual commitment or commit any tort.
15.    Independent Contractor Status. Except as otherwise expressly set forth herein, for purposes of this Agreement it is acknowledged and agreed that United and 1347 Advisors are at all times acting and performing hereunder as independent contractors, retaining control over and responsibility for their own respective operations and personnel. 1347 Advisors further acknowledges and agrees that it shall have no power to enter into any contract for or on behalf of United or otherwise subject United to any obligation, such power to be the sole right and obligation of United, acting through its Board and/or United’s officers. Each party shall be solely responsible for compliance, and shall indemnify the other party for its noncompliance, with all state and federal laws pertaining to employment taxes, income withholding, unemployment compensation contributions and other employment related statutes regarding their respective employees, agents and servants. Nothing in this Agreement shall at any time be construed so as to create the relationship of employer and employee between United and any of 1347 Advisors or its Representatives.
16.    Information; General Scope of Services.
a.    Information. UIM expressly acknowledges and agrees (i) that the performance of 1347 Advisors’ obligations hereunder will require the timely cooperation and support of United, its officers and agents, and agrees that it will use commercially reasonable efforts to ensure that 1347 Advisors is provided in a timely manner the information, including financial data, required by it in performing the Services hereunder (the “Information”) and (ii) 1347 Advisors does not assume responsibility for the accuracy or completeness of the Information and is entitled to rely upon the Information without independent verification.
b.    General Scope of Consulting Services. The parties acknowledge that 1347 Advisors is not engaged in the provision of auditing, accounting (including forensic accounting), asset valuation or investment management services. Much of 1347 Advisors’ advice, reports, and recommendations provided under this Agreement are necessarily based upon certain estimates, projections and forward-looking statements with respect to the current and potential future financial position and results of operations of United. Such estimates, projections and forward-looking statements will reflect various assumptions concerning United’s current and potential future financial position and results of operations, and are subject to significant business, economic, regulatory and competitive uncertainties and contingencies, many of which are beyond the control of United or 1347 Advisors. Accordingly, there can be no assurance that such estimates, projections and forward-looking statements will be realized in whole or in part. The actual consequences of any action discussed, described or recommended by 1347 Advisors in the course of providing the Corporate Management Services may vary from the anticipated consequences and such variations may be material.
17.    Permissible Activities. 1347 Advisors represents and warrants to UIM that as of the date hereof neither 1347 Advisors nor any of its Affiliates, either directly or indirectly, personally or through the use of agents, engage in or invest in any activity or business which is in competition with United’s Business in the Territory, except for purely passive, minority investments in any Person. During the Term of this Agreement, neither 1347 Advisors nor any of 1347 Advisors’ Affiliates or Representatives providing Services shall, either directly or indirectly, personally or through the use of agents, engage in or invest in any activity or business which is in competition with the Business conducted by United anywhere in the Territory, provided that the foregoing shall not prohibit a purely passive, minority investment in any Person. Subject to applicable law and except as otherwise prohibited herein, nothing herein will in any way preclude 1347 Advisors or its Affiliates from engaging in any business activities or from (i) performing services for their own account or for the account of others, including for companies that may be in competition with the business conducted by United or (ii) conducting business with any client or customer of United or its Affiliates. While the provisions contained in this Agreement are considered by the parties to be reasonable in all circumstances, it is recognized that provisions of this Section 17, including without limitation, remedies and geographic scope, may fail for technical reasons and, accordingly, it is hereby agreed and declared that if any one or more of such provisions shall, either by itself or themselves or taken with others, be adjudged to be invalid as exceeding what is reasonable in all circumstances for the protection of the interests of United, but would be valid if any particular restriction or provisions were deleted or restricted or limited in a particular manner or if the period or area thereof were reduced or curtailed, then such provisions shall apply with such deletion, restriction, limitation, reduction, curtailment, or modification as may be necessary to make them valid and effective.
18.    Successors and Assigns. This Agreement and the rights and obligations hereunder may not be assigned or delegated by a party, in whole or part, whether voluntarily, by operation of law, change of control or otherwise, without the prior written consent of the other party. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.
19.    Entire Agreement; Severability. This Agreement is the entire agreement of the parties relating to the subject matter hereof, and the parties have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein. This Agreement replaces and supersedes any and all prior discussions and agreements that the parties have had and have entered into with respect to the subject matter hereof. No amendment, waiver or modification of this Agreement shall be valid unless made in writing and signed by each of the parties hereto, which with respect to the consent of UIM, such consent shall be authorized by the Board and may be granted or withheld in the sole discretion of such Board. If any provision of this Agreement shall, to any extent, now or hereafter be or become invalid or unenforceable, the remainder of this Agreement shall not be affected thereby and every other provision of this Agreement shall be valid and enforceable, to the fullest extent permitted by law. For purposes of this Agreement, a Change of Control of 1347 Advisors shall be deemed to be an assignment and shall require the prior written consent of UIM authorized by the Board, which consent may be granted or withheld in the sole discretion of such Board.
20.    Legal Fees and Expenses. The prevailing party in any legal action seeking enforcement of any provisions of this Agreement shall be entitled to recover all of its reasonable costs and expenses in any such action, including but not limited to reasonable attorneys’ fees and disbursements.
21.    Counterparts; Facsimiles. This Agreement may be executed in counterparts, each of which may be executed and delivered via facsimile or PDF electronic delivery with the same validity as if it were an ink-signed document and each of which shall be effective and binding on the parties as of the Effective Date. Each such counterpart shall be deemed an original and, when taken together with other signed counterparts, shall constitute one and the same Agreement.
22.    Definitions. Except as otherwise noted, for all purposes of this Agreement, the following terms shall have the respective meanings set forth in this Section 22, which meanings shall apply equally to the singular and plural forms of the terms so defined:
a.    “Affiliate” shall mean a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, a specified Person. For the purpose of this definition, the term “control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
b.    “Change of Control of 1347 Advisors” shall mean any transaction pursuant to which the ultimate parent company of 1347 Advisors sells its business other than to any Affiliate of such ultimate parent company by (x) a sale or conveyance of all or substantially all of the assets of such parent company to any Person, or (y) a sale or conveyance of the equity interests in such parent company, or a merger or consolidation of such parent company with any Person, in any such case in which the equity holders of such parent company, immediately prior to such transaction shall own in the aggregate, immediately after giving effect thereto, less than a majority of the voting interests or the economic interests of the surviving entity (or its parent) or the purchasing entity (or its parent), as the case may be.
c.    “Change of Control” shall mean any transaction pursuant to which United sells its business other than to any Affiliate of United by (x) a sale or conveyance of all or substantially all of United’s assets to any Person, or (y) a sale or conveyance of the equity interests in United, or a merger or consolidation of United with any Person, in any such case in which United’s stockholders, immediately prior to such transaction shall own in the aggregate, immediately after giving effect thereto, less than a majority of the voting interests or the economic interests of the surviving entity (or its parent) or the purchasing entity (or its parent), as the case may be; a public offering of UIHC’s equity securities shall not be considered a Change of Control for purposes hereof.
d.    “Person” shall mean any individual, any general partnership, government entity, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative, association or similar organization, and the heirs, executors, administrators, legal representatives, successors, and assigns of such Person where the context so requires.
e.    “UIHC” shall mean United Insurance Holdings Corp., a Delaware corporation.
f.    “United” shall mean UIHC together with its wholly owned subsidiaries.

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1347 Advisors LLC	United Insurance Management, L.C.
By: /s/ Larry G. Swets, Jr. Print Name: Larry G. Swets, Jr. Title:	By: Print Name: Title:

[Signature Page to Management Services Agreement]

ADDENDUM A
SERVICES OF INTERIM CFO

The services to be provided by the Interim CFO shall include, without limitation, overseeing and directing the financial affairs of United. The Interim CFO’s specific areas of responsibility shall include, but are not limited to (i) United’s accounting practices, (ii) the preparation of reports of financial information, (iii) the public disclosure of financial information (including signing reports as UIHC’s interim Chief Financial Officer, “principal financial officer” and “principal accounting officer” required to be filed with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the certification thereof, as required by applicable rules and regulations of the SEC), (iv) the preparation and public disclosure of financial information required to be included in any registration statements filed by United with the SEC (including signing any such registration statements as UIHC’s interim Chief Financial Officer, “principal financial officer” and “principal accounting officer”); (v) evaluation of the effectiveness of United’s disclosure controls and procedures and internal control over financial reporting (including any changes therein) as required by applicable rules and regulations of the SEC; (vi) investor relations, (vii) the direction of tax, budget, audit (internal and external) and cash management functions, (viii) the financial planning, analysis and support of corporate strategic initiatives, (ix) counsel and communication to, and cooperation with, other corporate executives, the Board, investors, bankers, customers, employees and contractors as directed from time to time by the CEO (and, from time to time, the Board and its committees); (x) such other services as may be reasonably necessary to (a) accomplish the foregoing, (b) comply with United’s obligations under, and the reporting requirements of, the Securities Act and the Exchange Act, (c) comply with United’s obligations under, and the reporting requirements of, the rules and regulations of any securities exchange or inter-dealer quotation system, (d) comply with United’s obligations under, and the requirements set forth in, the Sarbanes-Oxley Act of 2002, and (e) comply with any other laws, rules, or regulations applicable to United or its officers; provided, however, that the Interim CFO shall only be required to provide services pursuant to clauses (b) through (e) above to the extent that such services are of the kind that are customarily provided or required to be provided by the chief financial officer, principal financial officer or principal accounting officer of a public company; and (xi) such other services as agreed upon between UIM and 1347 Advisors.

ADDENDUM B
ACTUARIAL SERVICES

The actuarial services to be provided by 1347 Advisors under this Agreement shall consist of all necessary services required to satisfy United’s Statement of Actuarial Opinion filing, as required by the NAIC and Florida’s Office of Insurance Regulation, including, but not limited to (i) production of the Opinion, the Actuarial Opinion Summary, and the supporting report to the Board of Directors; (ii) actuarial analysis and supporting certifications necessary to meet the requirements of the Office of Insurance Regulation for submissions, which shall include, but not be limited to, rate filings; and (iii) other advice and analysis of an actuarial nature, relating to reserves, rates, financial results, and any other advice and analysis necessary and useful for continuing and improving the operations of United.